Exhibit 77(e)(8)


                               AMENDED SCHEDULE A


      The Series of ING Investors Trust, as described in Section 1 of the attached Portfolio Management Agreement, to which Fidelity Management & Research Company shall act as Portfolio Manager are as follows:

ING FMR(SM) Diversified Mid Cap Portfolio
ING FMR(SM) Large Cap Growth Portfolio
ING FMR(SM) Mid Cap Growth Portfolio